UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 26, 2007

MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.      Material Impairment
     MGIC Investment Corporation (the “Company”) owns an interest in Credit-Based Asset Servicing and Securitization LLC (“C-BASS”), which is a less than 50%-owned unconsolidated investment. C-BASS is a limited liability company whose other owners are Radian Group Inc. (“Radian”) and the management of C-BASS. C-BASS is principally engaged in the business of investing in the credit risk of subprime single-family residential mortgages.
     Beginning in February 2007, the subprime mortgage market experienced significant turmoil, with market dislocations accelerating to unprecedented levels beginning in approximately mid-July 2007. During the period February 1, 2007 — July 31, 2007, the Company understands C-BASS has used almost $550 million in cash resources to satisfy lenders’ margin calls on loans to C-BASS for which the collateral is mortgage securities and whole loans. Approximately $285 million was paid to satisfy such margin calls in July 2007, of which approximately $140 million was paid during the period July 19 — July 26, 2007. Since July 26, 2007, C-BASS has received approximately $330 million in such margin calls, virtually all of which has not been paid.
     In connection with the completion of C-BASS’s acquisition of Fieldstone Investment Corporation on July 17, 2007, which consumed approximately $75 million of cash resources, MGIC on July 17, 2007 provided C-BASS with a $50 million unsecured credit facility and Radian provided C-BASS with an unsecured credit facility in the same amount. Both facilities have been fully drawn.
     The Company’s investment in C-BASS consists of $466 million of equity as of June 30, 2007 and an additional $50 million drawn on July 20 and 23, 2007 under the $50 million credit facility referred to above. At June 30, 2007, on a pro forma basis reflecting the amounts drawn under this credit facility, the Company’s investment in C-BASS was approximately $516 million.
     After considering the accelerating amount of margin calls to which C-BASS was subject and C-BASS’s available resources to meet such margin calls, on July 26, 2007, the Company’s Chief Financial Officer and its Chief Accounting Officer concluded that a material charge for impairment of the Company’s investment in C-BASS was required under generally accepted accounting principles. These officers did not determine an estimate of the amount or range of amounts of the impairment, although they subsequently determined that the upper boundary of the impairment charge could be the Company’s entire investment in C-BASS. The Company does not currently anticipate any future cash expenditures associated with the impairment charge. The Company anticipates that it will incur fees for legal and other outside advisors, the amount of which cannot be estimated at this time.
Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) The Company and Radian Group Inc. (“Radian”) are parties to an Agreement and Plan of Merger, dated as of February 6, 2007 (the “Merger Agreement”), that provides for the merger of Radian into the Company (the “Merger”) on the terms provided in the Merger Agreement. The Merger Agreement provides that at the effective time of the Merger, the Board of Directors of the Company is to consist of 11 persons, six of whom are to be selected by the

Board of Directors of the Company (the “MGIC Directors”) and five of whom are to be selected by the Board of Directors of Radian (the “Radian Directors”). The Merger Agreement provides that an additional person selected by the Radian Directors is to be proposed to the Company’s shareholders for election to the Company’s Board of Directors as promptly as practicable following the closing date of the Merger.
     On July 26, 2007, the Company’s Board of Directors selected the following persons, each of whom is currently a director of the Company, as the MGIC Directors: Curt S. Culver (the Company’s CEO), Thomas M. Hagerty, Kenneth M. Jastrow, II, Daniel P. Kearney, Michael E. Lehman and Donald T. Nicolaisen. The remaining five directors of the Company (James A. Abbott, Karl E. Case, David S. Engelman, William A. McIntosh and Leslie M. Muma) are expected to resign from the Board, effective at the effective time of the Merger.
     (e) In connection with the adoption of the final regulations under Section 409A (the “Final Regulations”) of the Internal Revenue Code of 1986 (the “Code”), on July 26, 2007, the Company’s Board of Directors amended the Company’s Supplemental Executive Retirement Plan (“SERP”) to de-link the SERP from the Company’s qualified pension plan (the “Qualified Plan”). Under the amendment, benefits accrued under the SERP prior to January 1, 2005, as computed in accordance with the Final Regulations (“grandfathered benefits”), will be paid in accordance with the terms of the SERP, which provides that such benefits are to be paid when Qualified Plan benefits begin and are to be paid in the same form of annuity as Qualified Plan benefits are paid. Under the amendment, benefits under the SERP that are not grandfathered benefits (“non-grandfathered benefits”) will be paid in a lump sum six months and one day after the SERP participant separates from service.
     The SERP provides for pension benefits that cannot be paid from the Qualified Plan due to the limitations of the Code. The SERP and the Qualified Plan are generally described under “Compensation of Executive Officers of MGIC—Compensation Discussion and Analysis—Components of MGIC’s Executive Compensation Program—Pension Plan” in the Company’s Joint Proxy Statement/Prospectus, dated April 6, 2007. Based on Mr. Culver’s accrued benefit under the SERP as of December 31, 2006, the lump sum payment of his non-grandfathered benefit would have been approximately $580,000 if such payment had been made on January 1, 2007. Based on their accrued benefits under the SERP as of December 31, 2006, the lump sum payment of the non-grandfathered benefit of the principal financial officer and each other named executive officer if each such payment had been made on January 1, 2007 would have been de minimis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: August 1, 2007	By:	\s\ Joseph J. Komanecki
Joseph J. Komanecki
Senior Vice President, Controller and Chief Accounting Officer

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